SUPPLEMENTAL LETTER

From:	The Royal Bank of Scotland plc
The Shipping Business Centre
4th Floor
1 Princes Street
London EC2R 8PB
England

To:	CJNP LPG Transport LLC
CMNL LPG Transport LLC
CNML LPG Transport LLC
CORSAIR LPG Transport LLC and
Dorian LPG Ltd,
each of Ajeltake Road, Ajeltake Island
Majuro, MH96960
Marshall Islands

and

Seacor LPG II LLC
of Ajeltake Road, Ajeltake Island
Majuro, MH96960
Marshall Islands

18 October 2013

Dear Sirs

Facility agreement dated 29 July 2013 and made between (i) CJNP LPG Transport LLC, CMNL LPG Transport LLC, CNML LPG Transport LLC and CORSAIR LPG Transport LLC as joint and several borrowers (together, the “Borrowers”), (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iii)ourselves as arranger, facility agent and security agent in respect of a term loan facility of up to $135,224,500 (the “Facility Agreement”)

Pre-delivery security assignment dated 29 July 2013 and made between Seacor LPG II LLC and ourselves as security agent (the “Pre-delivery Security Assignment”)

Newbuilding cash account security deed dated 29 July 2013 and made between the Borrowers and ourselves (the “Newbuilding Cash Account Security”)

We refer to the Facility Agreement and Pre-delivery Security Assignment. Terms defined in the Facility Agreement shall have the same meanings when used in this supplemental letter.

Following your discussions with Hyundai Heavy industries Co. Ltd. as builder(the “Builder”)under a shipbuilding contract dated 29 April 2013 and made between (i) the Builder and (ii) Seacor LPG II LLC(the “Purchaser”) for the construction of Hull No. 2657 (the “Shipbuilding Contract”), you wish to agree with the Builder a reduction to the Contract Price (as defined in the Shipbuilding Contract) and a consequential amendment to the stage payments payable under Article X of the Shipbuilding Contract.

You have requested our consent to the variation of:

(a)         the Shipbuilding Contract; and

(b)         a RefundGuarantee with number M0902-305-LG-00840 dated 2 May 2013 issued by The Export Import Bank of Korea (the “Refund Guarantor”) in favour of the Purchaser pursuant to the Shipbuilding Contract (the “Refund Guarantee”),

(together, the “Pre-delivery Contracts”).

This letter confirms our agreement as Facility Agent to the variation of the Pre-delivery Contracts, pursuant to clauses 23.22 and 26.2 of the Facility Agreement, clause 5.3(a) of the Pre-delivery Security Assignment (and paragraph 7(a) of the Builder’s Acknowledgment and Refund Guarantor’s Acknowledgement thereunder, respectively), subject to the satisfaction of the following conditions:

1.              Receipt in form and substance satisfactory to ourselvesof the amendment to the Shipbuilding Contract in the form attached as the Appendix hereto (“Agreement No. 1”), confirming, inter alia, that:

a.         the Contract Price at Article II has been reduced from $73,931,300 to $73,345,000 (the “New Contract Price”);

b.         Article VII paragraph 2 is amended so that delivery of Ship D shall be concurrent with the release of the fourth instalment pursuant to the Shipbuilding Contract (as amended pursuant to Agreement No. 1;

c.          the instalment profile at Article Xis amended so that the instalment payable pursuant to Article X, paragraph 2(c) is increased to $28,418,740, the instalment payable pursuant to Article X, paragraph 2(d) is increased to $30,540,000 and the instalment which was originally payable pursuantArticle X, paragraph 2(e) is no longer payable;

d.         the method of payment set out at Article X, paragraph 4 is amended accordingly; and

e.          that notwithstanding the changes to the Shipbuilding Contract, all provisions of the Shipbuilding Contract and any notices and acknowledgements issued thereunder shall remain in full force and effect.

2.              Confirmation from the Borrowers under the Facility Agreement that at no time before the Delivery Date shall the Newbuilding Cash Collateral fall below $29,572,520.

3.              Receipt in form and substance satisfactory to the ourselves of the form of amendment to the Refund Guarantee in the form appended to Agreement No. 1, confirming, inter alia, that:

a.              the Refund Guarantee Amount as stated in Article 2 of the Refund Guarantee will be increased from$28,772,520 to $42,805,000, being 60% of the NewContract Price; and

b.              that notwithstanding the changes to the Shipbuilding Contract and the Refund Guarantee, all provisions of the Refund Guarantee and any notices and acknowledgements issued thereundershall remain in full force and effect.

4.              Confirmation by the parties to whom this supplemental letter is addressed of the terms of this supplemental by signing the acknowledgement at the foot of this letter and returning the same to us within 2 days of the execution of this supplemental letter, together with such evidence as we may require in relation to the parties’ rights and authorisation to execute this letter.

5.         Receipt of favourable legal opinions from lawyers appointed by ourselves on such mattersconcerning the laws of Korea, including but not limited to an opinion confirming that the amendments to the Pre-delivery Contracts will be binding on the Builder and Refund Guarantor.

6.         Reimbursement to us on demand all costs, fees (including legal fees) and expenses and Taxes thereon incurred by us in connection with the preparation and execution of this supplemental letter and the arrangements contemplated hereunder.

This letter further confirms our agreement as Facility Agent to the withdrawal of $28,418,740 from the Newbuilding Cash Account, and, that for the purposes of clause 23.22(a) of the FacilityAgreement, the minimum balance from the date of this Supplemental Letter shall be $29,572,520, as set out in clause 23.22(b) of the Facility Agreement.

This letter shall be governed by, and construed in accordance with English law. Clause 48 (Enforcement) of the Facility Agreement shall apply to this letter as if set out in full herein.

Save as amended by this supplemental letter, all remaining provisions of the Facility Agreement, the Shipbuilding Contract, the Refund Guarantee Agreement and the Pre-delivery Security Assignment shall remain in full force and effect.

Please indicate your acknowledgement of this letter and agreement to its terms by executing the form of acknowledgement set out below.

Yours faithfully

/s/ Colin Manchester
For and on behalf of
The Royal Bank of Scotland plc